Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Kyocera Corporation on Form S-8 (No. 333-121098) of our report dated June 27, 2014 on our audits of the financial statements and supplemental schedule of the KDA Retirement Plan as of December 31, 2013 and 2012, and for the year ended December 31, 2013, which report is included in this Annual Report on Form 11-K to be filed on or about June 27, 2014.

/s/ EisnerAmper LLP

Iselin, New Jersey

June 27, 2014